EXHIBIT 11

CONSENT OF INDEPENDENT AUDITOR

We consent to the use, in this Offering Statement on Form 1-A of our independent auditors’ report dated April 30, 2021 on our audits related to the consolidated financial statements of To the Stars Academy of Arts & Science, Inc.. which comprise the consolidated balance sheets as of December 31, 2020 and 2019, and the related consolidated statements of operations, stockholders’ deficit, and cash flows for the years then ended, and the related notes to the consolidated financial statements.

Very truly yours,

/s/ dbbmckennon
San Diego, California
March 16, 2022